[Venable LLP Letterhead]
EXHIBIT 5.1
January 5, 2007
BioMed Realty Trust, Inc.
Suite 222
17140 Bernardo Center Drive
San Diego, California 92128
     Re: Registration Statement on Form S-3
Ladies and Gentlemen:
     We have served as Maryland counsel to BioMed Realty Trust, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration by the Company of up to 5,557,318 shares (the “Shares”) of common stock, $.01 par value per share, of the Company (the “Common Stock”), to be sold from time to time by the stockholders of the Company named under the caption “Selling Stockholders” in the above-referenced Registration Statement, and all amendments thereto (collectively, the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). The Shares are issuable upon the exchange or redemption of the 4.50% Exchangeable Senior Notes due 2026 (the “Notes”) issued by BioMed Realty, L.P., a Maryland limited partnership (the “Operating Partnership”), in connection with a private transaction. Capitalized terms used but not defined herein shall have the meanings given to them in the Registration Statement.
     In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):
     1. The Registration Statement and the related form of prospectus included therein in the form in which it was transmitted to the Commission under the 1933 Act;
     2. The charter of the Company (the “Charter”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);
     3. The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

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January 5, 2007

     4. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;
     5. Resolutions (the “Resolutions”) adopted by the Board of Directors of the Company, relating to the registration and issuance of the Shares, certified as of the date hereof by an officer of the Company;
     6. The Indenture, dated as of September 25, 2006 (the “Indenture”), by and among the Operating Partnership, the Company and U.S. Bank National Association;
     7. A certificate executed by an officer of the Company, dated as of the date hereof; and
     8. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.
     In expressing the opinion set forth below, we have assumed the following:
     1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.
     2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.
     3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.
     4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and

BioMed Realty Trust, Inc.
January 5, 2007

information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.
     5. The Shares will not be issued or transferred in violation of the restrictions on transfer and ownership of shares of stock of the Company set forth in Article VI of the Charter.
     Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:
     1. The Company is a corporation duly incorporated and existing under the laws of the State of Maryland and is in good standing with the SDAT.
     2. The issuance of the Shares upon the exchange or redemption of the Notes in accordance with the terms of the Indenture and the Resolutions has been duly authorized and, when issued and delivered by the Company upon the exchange or redemption of the Notes, the Shares will be (assuming that, upon issuance, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter) validly issued, fully paid and non-assessable.
     The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.
     The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.
     This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving

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January 5, 2007

     this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP